Exhibit 99.1
NEWS RELEASE

For information, contact:
Media – David A. Harpole (713) 309-4125
Investors – Douglas J. Pike (713) 309-7141

Conversion of Millennium 4% Convertible Senior Debentures

HOUSTON, Dec. 3, 2007 — As previously announced, shareholders of Lyondell Chemical Company (NYSE: LYO) have approved the Agreement and Plan of Merger, dated as of July 16, 2007, among Basell AF S.C.A., BIL Acquisition Holdings Limited and Lyondell, and the closing of the transaction is anticipated to occur on or about Dec. 20, 2007.  Pursuant to the transaction, Lyondell common stock will be converted into cash at $48 per share upon the closing.  In accordance with the indenture governing the 4% Convertible Senior Debentures (CUSIP No. 599903AB7) (the “Convertible Notes”) issued by Millennium Chemicals Inc., holders may surrender the Convertible Notes for conversion at any time up to and including the date 15 days after the actual closing date of the transaction.

About Lyondell
Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE.

Forward-Looking Statements
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, Lyondell’s ability to implement its business strategies, including the ability of Lyondell and Basell to complete the proposed merger; availability, cost and price volatility of raw materials and utilities; supply/demand balances; industry production capacities and operating rates; uncertainties associated with the U.S. and worldwide economies; legal, tax and environmental proceedings; cyclical nature of the chemical and refining industries; operating interruptions; current and potential governmental regulatory actions; terrorist acts; international political unrest; competitive products and pricing; technological developments; risks of doing business outside of the U.S.; access to capital markets; and other risk factors. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell, Equistar and Millennium Annual Reports on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2007.

SOURCE:  Lyondell Chemical Company; Millennium Chemicals Inc.

Lyondell Chemical Company
www.lyondell.com